                                                                    EXHIBIT 12.3


                             PACCAR AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (Thousands of Dollars)

                                                   Year Ended December 31
                                  --------------------------------------------------- ------
                                     1997       1996         1995        1994        1993
                                     ----       ----         ----        ----        ----

FIXED CHARGES

  Interest expense
      PACCAR and
      Subsidiaries (1)            $ 146,913   $ 131,807   $  123,480   $  87,465   $ 64,000

      Portion of rentals
        deemed interest               7,138       5,928        5,727       5,494      6,001
                                  ---------   ---------   ----------   ---------   --------

TOTAL FIXED CHARGES               $ 154,051   $ 137,735   $  129,207   $  92,959   $ 70,001
                                  =========   =========   ==========   =========   ========

EARNINGS

  Income before taxes - PACCAR
      and Subsidiaries (2)        $ 534,723   $ 312,925   $  399,562   $ 320,098   $ 219,757

FIXED CHARGES                       154,051     137,735      129,207      92,959      70,001
                                  ---------   ---------   ----------   ---------   ---------

EARNINGS AS DEFINED               $ 688,774   $ 450,660   $  528,769   $ 413,057   $ 289,758
                                  =========   =========   ==========   =========   =========

RATIO OF EARNINGS
  TO FIXED CHARGES                    4.47x       3.27x        4.09x       4.44x        4.14x

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(1)   Exclusive of interest paid to PACCAR.

(2) Includes before-tax earnings of wholly-owned subsidiaries and distributed income received from less than 50% owned subsidiaries.